Exhibit 10.1

February 12, 2008

Accentia Biopharmaceuticals

324 South Hyde Park Ave

Suite 350

Tampa, FL 33606

Attn: Alan Pearce, CFO

Re:	Termination of Amended and Restated Distribution and Supply Agreement between
TEAMM Pharmaceuticals, Inc. (“TEAMM”) and Respirics, Inc. (“Respirics”)

Dear Alan,

TEAMM and Respirics entered into an Amended and Restated Distribution and Supply Agreement, effective as of August 12, 2005 (the “Agreement”), pursuant to which Respirics granted TEAMM the right to sell Respirics’ MD Turbo™ product in the United States, and Respirics agreed to supply such product to TEAMM. As discussed, for a variety of reasons, both parties wish to terminate the Agreement, as further described below. All capitalized terms not otherwise defined in this letter shall have the meanings provided in the Agreement. By execution of this letter agreement, and in consideration of the mutual promises and undertakings set forth hereinafter, Respirics and TEAMM hereby agree that:

1. Termination of Agreement. The Agreement is hereby terminated, effective as of the date of this letter (the “Termination Date”), subject to the terms below.

2. Inventory. All Products ordered by TEAMM under the Agreement and manufactured prior to the Termination Date, whether or not delivered to TEAMM, and all work-in-process, raw materials, and parts related to such Products (collectively, the “Inventory”), shall be the property of Respirics, and TEAMM hereby assigns all of its right, title, and interest therein to Respirics, free and clear of all liens, claims, and encumbrances, other than TEAMM’s claims to portions of “Net Profits” as set forth herein.

3. Delivery of TEAMM Inventory; TEAMM Marketing Materials. TEAMM shall cease all marketing, sale, and distribution of Products on the Termination Date. TEAMM shall, at its cost, deliver the entire portion of Inventory in its possession or under its control, which consists of 60,232 units of] Products (the “TEAMM Inventory”), to Respirics or Respirics’ designee within twenty (20) days of the Termination Date. TEAMM represents and warrants that the TEAMM Inventory is undamaged, unexpired, in good, marketable, and saleable condition, and has been stored, and will be shipped, in accordance with applicable laws, rules, and regulations, industry standards, and cGMP. TEAMM shall, if and as requested by Respirics in writing, destroy or deliver to Respirics TEAMM’s customer lists, existing orders, promotional materials, marketing data and programs, business plans, customer, physician, and patient complaint, service, and support records, and all other related information concerning TEAMM’s activities with respect to the Products within fifteen (15) business days of Respirics request, provided that such information shall be considered Respirics’ Proprietary Information hereunder

February 12, 2008

following the Termination Date, subject to the obligations of non-use and confidentiality provided in the Agreement. Notwithstanding the foregoing provision, TEAMM shall be entitled to maintain one archival copy of any such records, subject to continuing applicability of the Confidentiality Agreement between TEAMM and Respirics.

4. Inventory Repayment. Until such time as Respirics’ Net Profit (as defined below) with respect to its sale of the finished Products included in the TEAMM Inventory equals $110,000, Respirics shall have no payment obligations to TEAMM of any kind. Respirics shall pay TEAMM fifty percent (50%) of any Net Profit in excess of $110,000 on Respirics’ sale of finished Products included in the TEAMM Inventory, such payment being made on a quarterly basis within thirty (30) days of the end of each calendar quarter. “Net Profit” means, for purposes of this paragraph 4, amounts actually received by Respirics in connection with the sale of finished Products included in the TEAMM Inventory, less all indirect and direct costs associated with the sale, marketing, manufacture, packaging (including re-packaging and re-labeling), storage, distribution, and promotion of such Products, as calculated in accordance with GAAP, and including but not limited to: (i) cost of goods sold (including direct and indirect costs, such as packaging, depreciation, amortization, etc.); (ii) sales, general and administrative costs, including without limitation, reasonable discounts, rebates, credits, returns, refunds, allowances, price adjustments (including retroactive adjustments), chargebacks, and reimbursements, and all advertising, promotion, and marketing funded by Respirics with respect to Products; (iii) any federal, state or foreign sales, excise or other taxes, duties, or tariffs imposed on Products (not including any tax based solely on Respirics’ net income); (iv) a pro rata portion of any management or facilities overhead; (v) all costs associated with intellectual property protection of the Products including without limitation patent preparation and prosecution costs; (vi) shipping, freight, insurance, and other costs of distribution; and (vii) all costs associated with regulatory compliance and customer service regarding the Products.

5. Post-Termination Support.

a. TEAMM shall promptly transfer to Respirics the capability to provide a reasonable level of customer, physician, and patient service and support to purchasers, prescribers, dispensers, and users of Products sold by TEAMM under the Agreement in a manner consistent with all applicable laws, rules, and regulations, such transfer to include the delivery of sufficient sales, marketing, service, support, and other Product records reasonably necessary to engage in such support activities in a manner consistent with applicable laws, rules, and regulations. Upon the request of Respirics, TEAMM shall refer all future inquiries and requests for customer, physician, and patient service and support with respect to Products and their use to Respirics, using contact information to be provided by Respirics.

b. Respirics shall, following the Termination Date, provide a reasonable level of customer, physician, and patient service and support to purchasers, prescribers, dispensers, and users of Products sold by TEAMM under the Agreement in a manner consistent with applicable laws, rules, and regulations, provided TEAMM complies with its obligations under paragraph 5.a. above. Subject to Respirics’ provision of support pursuant to this paragraph 5.b., TEAMM’s obligations under Sections 6.1(c) and (d) of the Agreement shall, without limitation of the survival provisions of the Agreement, survive termination and TEAMM shall, as part of the transfer referenced in paragraph 5.a. above, provide Respirics copies of all records referenced in Sections 6.1(c) and (d) of the Agreement.

February 12, 2008

6. Releases.

a. Trailing Obligations. Neither TEAMM nor Respirics shall, except as otherwise stated in this letter agreement, have any obligations with respect to any outstanding and/or unfulfilled Orders or Forecasts under the Agreement, and any outstanding and/or unfulfilled Orders and Forecasts under the Agreement shall be deemed null and void. Notwithstanding anything to the contrary, and without limitation of the foregoing provision, (i) TEAMM shall not be obligated to comply with Section 12.4(d) of the Agreement (except to the extent any obligations explicitly described in this letter agreement overlap with those described in Section 12.4(d)) and (ii) Respirics shall not be obligated to comply with Section 12.4(b) of the Agreement.

b. Release by Respirics. Effective upon the Termination Date, in exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Respirics hereby waives, releases and forever irrevocably discharges TEAMM from any alleged claims, demands, charges, lawsuits, defenses, actions or causes of action, obligations, damages, costs, attorneys’ fees or liabilities whatsoever, which Respirics had, now has, or may have, existing as of the Termination Date, with respect to any acts or omissions of TEAMM prior to the Termination Date with respect to the Product or performance of TEAMM’s obligations under the Agreement, including but not limited to any alleged breaches or defaults of TEAMM under the Agreement, including without limitation as a result of or related to any alleged breach(es), prior to the Termination Date, by TEAMM of (i) Section 3.3 of the Agreement for failing to use commercially reasonable efforts to promote the sale of Products and expending reasonably sufficient financial resources to fund such efforts, (ii) Section 6.6(a) of the Agreement because TEAMM did not provide, on a monthly basis, updated estimated Forecasts as required thereby, (iii) Section 6.6(b) of the Agreement because TEAMM did not place Orders reasonably sufficient to provide for the monthly delivery of the monthly minimum amounts of Products as required thereby, and (iv) Section 8.4 of the Agreement for failing to pay amounts due Respirics with respect to Products delivered by Respirics within the time period required.

c. Release by TEAMM. Effective upon execution of this letter agreement by TEAMM and in exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, TEAMM hereby waives, releases and forever irrevocably discharges Respirics from any claims, demands, charges, lawsuits, defenses, actions or causes of action, obligations, damages, costs, attorneys’ fees or liabilities whatsoever, if any, which TEAMM had, now has, or may have, existing as of the Termination Date, with respect to any acts or omissions of Respirics prior to the Termination Date with respect to the Product or performance of Respirics’ obligations under the Agreement, including but not limited to any alleged breaches or defaults of Respirics under the Agreement. TEAMM hereby confirms and certifies that, as of the date of this letter, Respirics does not owe TEAMM any amounts under the Agreement or with respect to the termination thereof, except such payment(s) as may become due under paragraph 4 hereof.

7. Counterparts. This letter agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. It shall not be necessary in making proof of this letter agreement or any counterpart hereof to account for any of the other counterpart.

February 12, 2008

8. Assignment, Binding Effect. Neither party shall assign this letter agreement nor any of their respective rights or obligations hereunder without the prior written consent of the other party, such consent not to be unreasonably withheld, except that either party may assign this letter agreement to any of its Affiliates or to any person or entity to which substantially all of its assets or business related to the subject matter hereof are transferred by operation of law or otherwise, including, but without limitation, by merger or transfer of stock. Any other attempted assignment without such consent shall be void. Any assignee or transferee of this letter agreement and/or the rights or obligations hereunder shall expressly assume in writing all obligations of the assignor/transferor pursuant to this letter agreement.

9. Severability. In the event that any provision of this letter agreement shall be found in any jurisdiction to be in violation of public policy or illegal or unenforceable in law or equity, such finding shall in no event invalidate any other provision of this letter agreement in that jurisdiction, and this letter agreement shall be deemed amended to the minimum extent required to comply with the law of such jurisdiction.

10. Governing Law; Jurisdiction. This letter agreement shall be governed by and construed and enforced in accordance with the laws of the State of North Carolina, excluding that body of law known as choice of law, and shall be binding upon the parties hereto in the United States and worldwide. All disputes with respect to this letter agreement shall be brought and heard either in the North Carolina state courts located in Wake County, North Carolina, or the federal district court for the Eastern District of North Carolina located in Raleigh, North Carolina. The parties to this letter agreement each consent to the in personam jurisdiction and venue of such courts. The parties agree that service of process upon them in any such action may be made if delivered in person, by courier service, by telegram, by telefacsimile or by first class mail, and shall be deemed effectively given upon receipt.

If TEAMM agrees to the foregoing terms, please sign below where indicated. We regret that this relationship did not succeed as originally hoped for by both sides, but appreciate coming together to negotiate a mutually agreeable path to termination.

Very truly yours, RESPIRICS, INC.

/s/ Gilbert S. Mott, Jr.
Gilbert S. Mott, Jr. President and Chief Executive Officer

Acknowledged and agreed: Accentia BioPharmaceuticals for TEAMM PHARMACEUTICALS, INC.

By:	/s/ Alan M. Pearce
Name:	Alan M. Pearce
Title:	Acting COO

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